UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: December 17, 2014
(Date of earliest event reported)

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.
(Exact name of registrant as specified in its charter)

Washington	000-13468		91-1069248
(State or other jurisdiction of	(Commission File No.)	(IRS Employer Identification Number)
incorporation or organization)

1015 Third Avenue, 12th Floor, Seattle, Washington		98104
(Address of principal executive offices)		(Zip Code)

(206) 674-3400
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.

The following information is included in this document as a result of Expeditors' policy regarding public disclosure of corporate information.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS UNDER SECURITIES LITIGATION REFORM ACT OF 1995; CERTAIN CAUTIONARY STATEMENTS

Certain portions of this document, including the answers to questions 1, 2, 3, 4, 5, 6, 7, 8, 9, 10, 11, 12, 13, 14, 15 and 16 contain forward-looking statements which are based on certain assumptions and expectations of future events that are subject to risks and uncertainties. Actual future results and trends may differ materially from historical results or those projected in any forward-looking statements depending on a variety of factors including, but not limited to, changes in customer demand for Expeditors' services caused by a general economic slow-down, inventory build-up, decreased consumer confidence, volatility in equity markets, energy prices, political changes, changes in foreign currency rates, or the unpredictable acts of competitors.

SELECTED INQUIRIES RECEIVED THROUGH NOVEMBER 7, 2014

1.     In an 8-K filed on November 11, 2006, you said that "over the past 25 years, unitary pricing has changed very little. Certainly there has been some variability, but after seasonality and one-time incidental traumas have had their way with the market, the pricing settles back down to what are some very stable patterns." To clarify, did pricing move with inflation over the period in question, or were unitary prices about flat in nominal terms? Can you update your take on the stability of long term pricing patterns? Would you make the same statement today?

On the point of whether or not airfreight pricing moved with inflation, we think the 2006 statement still speaks for itself. We should all be able to agree that there has been significant inflation since 1981. The CPI calculators we found on the Internet showed that, in general, prices during the 25 years from 1981 through 2006 rose 161%...in other words, what cost $1 in 1981 cost $2.61 in 2006. While airfreight rates may not have been exactly “nominally flat” for that period of time, we think they were “sufficiently flat” for inflation to have vastly outstripped increases in airfreight rates. It is probably helpful to point out that for at least 20 years during that time period we enjoyed relatively stable oil prices and a steady increase in cargo capacity. So, in real terms, other than the odd spikes related to natural calamities or other unforeseen supply chain interruptions, or the more predictable "foreseen" spikes related to short term peak season demand, rates up until 2004 had remained relatively consistent for years and in fact probably diminished. This is even more true when you factor in that increased customer service requirements and expectations that occurred during that same 25 years required forwarders and carriers to provide more services without a corresponding raise in airfreight rates.

With respect to the stability of long-term pricing patterns, we believe the stability of long-term pricing in and of itself is a factor of:

1.	Changes in underlying fuel prices.

2.	Actual freight capacity airlines elect to deploy.

3.	Evolving overall global airfreight demand.

It’s difficult to talk about what future long-term global pricing trends might look like without establishing some kind of foundational perspective. Under the "those who fail to learn from history are doomed to repeat it" scenario, it might be a good idea to look at what has occurred in the airfreight markets the last 8-10 years and understand some of the developments that have transpired and how those developments have impacted pricing practices.

As fuel prices began their strong upward rise in 2004, the rate of growth in global airfreight according to statistics on the International Air Transport Association ("IATA") website, began to decelerate. Prior to that time, the air cargo markets heuristically, doubled every 10-12 years. That implies a compound annual growth rate of approximately 6-7%. Prior to that time, in response to what had been a fairly consistent increase in demand, airlines consistently grew their cargo capacity according to those expectations. Growing passenger demand also impacted cargo demand by adding collateral belly space. Understanding a little about the economics of the airline industry also helps in this discussion. Broadly speaking, 80-85% of airline revenue has traditionally come from the passenger side of the business, while 15-20% comes from the air cargo side. Prior to 2008, approximately 50% of all air cargo was carried in airline belly space. The last several years, there has been a trend to increase the amount of relative belly space by de-emphasizing the operation of all-cargo freighters. Some notable carriers having gotten out of the dedicated freighter market altogether. The availability of belly capacity, in and of itself, is more a function of passenger demand than cargo demand. In recent years, the airlines have gotten much better at their air cargo service capabilities using belly space. That has made the use of belly space, which in the past was avoided in a many instances because it wasn't deemed to be as reliable, more generally accepted. Again per IATA, global cargo load factors (including both dedicated freighter capacity and belly freight capacity) have fluctuated between 45 and 50% from 2000 through 2013. The combination of sufficient supply and diminishing demand, with no real aggressive increase in fuel prices, at least until 2004, provided little or no opportunity (or perhaps even justification) to permanently raise rates. The rapid rise in fuel rates beginning in 2004, resulted in the imposition of "fuel surcharges." With a long history of more or less stable airfreight rates, when fuel started its unrelenting rise prior to the crash of 2008, many customers of both the airlines and the forwarders wanted to have more transparency into the degree to which the higher rates they were paying were impacted by the meteoric rise in fuel costs as opposed to what might be going on in the market. The market demanded that rates be quoted so that the component of the rise in airfreight rates that could be identified with and linked to the rise in fuel costs be separately reflected as a Fuel Surcharge (or "FSC" for short). The changes in the FSC could be indexed to a readily available quoted commodity rate, the remainder being the regularly quoted airfreight rate. An interesting term, "all-in," emerged during that time, which meant the quoted rate included FSC (and any of the lessor surcharges, such as security surcharges (or "ISC" for short)) and the "regular" airfreight rates.

That all having been said, going back to the first part of this response, we noted that the three major factors impacting long-term pricing stability, in our opinion, were:

1.	Changes in underlying fuel prices.

2.	Actual freight capacity airlines elect to deploy.

3.	Evolving overall global airfreight demand.

Predicting the impact of any one of the three on the global air cargo markets, let alone all three in concert, is something we’ll readily confess that we’d be foolish to even attempt. In the name of full disclosure, we've always subscribed to the late and internationally renowned economist, John Kenneth Galbraith's opinion that "The only function of economic forecasting is to make astrology look respectable." While we understand the necessity that someone make those forecasts, we've never felt it was within our "core competency of skills," and therefore not in our, or anyone else's, best interest for us to be the ones to make them. We do think that after four years of non-growth in the global air cargo markets, current trends indicate some strength in all three of those areas. However, understanding how changes in those factors impact pricing will be critical for future success. Carefully watching these factors and understanding how to react, or not react, as it were, will be an important factor in our future operations.

Whether or not we would, or perhaps could, make the same comment on pricing today that we made in 2006 is kind of simple. We wouldn’t and couldn’t. The events of the last ten years have changed things significantly. The strong increases in fuel prices from 2004 until 2008, with consistently increasing capacity combined with the sudden fall-off in demand in 2009 resulted in a period of volatile airfreight pricing over the last five years. The combination of a sharp, sudden decrease in demand and the resulting glut of cargo capacity was further exacerbated by the so-called "miniaturization" trend of airfreight commodities (smaller PC’s phones, etc.) during the same period. This created a kind of hangover environment that is just recently showing signs of being right sized. If fuel continues to fall and somehow "convinces" the markets that it is going to stay down for the foreseeable future, we could see a return to more traditional rate structures where "all in" is more the norm (i.e. no more FSC). However, as long as lower fuel costs are perceived as only temporary, we think some benchmark based on movements in fuel prices will continue to be part of the pricing dialogue for many if not most customers. Pricing today, in 2014, is much more reflective of what has occurred in the way the three factors noted above collided with each other, primarily during the last ten years. It is also impacted by the fallout of the Great Recession of 2009. While everyone would love to make reliable linear projections and forecasts, most of us have learned through sad experience that we don't live in a linear world. The best way to cope is to build in a system of processes and procedures that find that sweet spot between consistency and flexibility that ensures reliability of information, so that we remain in control of the facts, but allows for the ability to react in an optimal way.

2.    Would you bet with or against a group of entrepreneurs as talented as your founders attempting to start from scratch in the non-asset-based freight forwarding market with $300K (or even $1M or $10M) today? Why? In other words, we'd appreciate any thoughts on the changes in minimum scale requirements in your business over the last 30 or so years.

System requirements, industry consolidation, general advances in technology requiring greater commensurate investments and escalated (certainly as compared with 1981) customer service expectations, all entwined with a much larger global airfreight market driven by tremendous off-shore manufacturing investments, mainly in China and India, coupled with the emergence of the Hi-tech market and the adoption of increasingly aggressive procurement disciplines, have changed the face of our business dramatically from what it was in 1981. $300K wouldn’t nearly be enough to start Expeditors with the same relative footprint and objective, in today’s market compared to 35 years ago. In reflecting on your statement, $10 million probably isn't enough if we're talking about the same kind of relative concept.

It’s hard to say whether or not we’d bet for or against someone in today’s environment, and to be frank, since it is such a huge hypothetical, we haven't spent a lot of time dwelling on it. We do pay a lot of attention to the potential "disruptive" innovations people can bring into the market and make investments, particularly IT investments, both in the form of internal development decisions and third party technology acquisitions, with those potentially disruptive innovations in mind. What we can say though is that it would be very difficult to replicate Expeditors history starting today, given the differences in today’s environment as opposed to the environment that existed 35 years ago.

3.    In an 8-K filed on March 22, 2006 you shared that Expeditors "[expects its] new branches to be profitable in six months and to have broken even (i.e. earned back all startup losses) in a year or less." Is this still approximately true? If not, what's changed?

Today, being able to keep a satellite branch “tethered” to a full-service office until it has sustainable profits and has a developed staff in place, particularly in the US, creates a situation where if there is a loss, it’s a smaller loss, and, logically takes a little less time to “cover.”

4.    Are there any lanes in which you suspect you've lost market share over the last 10 years? If so, why? In which lanes have you grown share the most over the same time frame? Again, why?

We actually don’t believe so, particularly if you define lanes in broader geographic perspectives (China to North America) as opposed to strict airport-to-airport or port-to-port definitions which do not differentiate geographic cargo shifts by customers within regions (moving new production from Shenzhen to Chengdu and Chongqing for instance) from actual reductions in relative volumes at more granular, infrastructure-oriented levels. Having said that, there are some markets that we haven't grown as we would have liked or expected (hence our strategic initiatives), but we don't think we've gone backward in any significant way. Ten years ago we were a $3.3 billion revenue company. Today we are a $6.1 billion revenue company. Given how we've grown and how the market has evolved, expanded, contracted in 2009 and "re-expanded" again, albeit at a much much slower than historically experienced rate since 2009, we don't think that there are major lanes where we have lost market share. We believe we’ve grown share ratably on the Asia to North America and Asia to Latin America lanes and have certainly grown our share out of North America. We’ve held our own, and even expanded in some key European markets to and from North America. We also shouldn't forget that Europe, as a whole, has seen some very difficult economic situations when compared to the rest of the world. A fairly recent article in the Financial Times broached the possibility, in fact, of Europe being haunted by the potential of a "lost decade" (21 August 2014 "Spectre of 'lost decade' haunting Europe"). Accordingly, we think the advances we've made in servicing the European market have been particularly meaningful and significant.

5.    Your competitors such as K+N and DHL have expressed their interest in targeting the SME business which has not been easy for them to address till date. You have been very successful in addressing that segment historically. Why are forwarders good in the larger customers not good in Small and Middle-sized Enterprises (SME) customer pool? Are the go-to-market strategies and the business process very different for the two segments?

We hadn’t heard of our competitors new paeans to the SME market, so we’ll take your word for it. We’re also not sure that it’s axiomatic that a forwarder good at larger customers is not good at smaller customers. We would begin with the observation that we believe it is much easier to go from a focus of actively seeking out and servicing customers in the SME market, with their diverse requirements, their need for constant customer service, the driving need to provide value-added solutions to businesses where value added solutions make an immediate and noticeable difference, and more importantly, where non-value activities are snuffed out immediately, than vice versa. In fact, we’ve found the large customers love the kind of attention we give to our SME customers. To excel in the SME markets, systems and processes need to be efficient and flexible enough to meet diverse customer requirements, while being both consistent in application and comprehensive in scope…but configurable to address those diverse needs. Most important, while vital to success, we don’t believe that systems, in and off themselves, are the greatest determinant in creating and perpetuating a culture of both SME desirability and capability. Peter Rose, our recently-retired CEO and founder, for years, intoned repetitive homilies on key cultural attributes that formed and perpetuated our customer service culture. One such homily that has proved so true over the years was “We can't neglect the B’s and C’s. They are a critical part to our success." (B’s and C’s being our terms for the SME market…A’s being the mega global accounts, B’s being middle market accounts and C’s being the smaller accounts with the potential to become tomorrow’s A’s.) This impacts everything from how you train and develop and deploy your sales force, so they can sell to the diversity of the SME market, to how you train and organize your branch operations so they can execute consistently to accommodate those diverse requirements.

The segue from that statement to a more direct response to your question is that logistics providers that are predominately geared to serve the big, sophisticated customers, adapt themselves to operate in a higher cost, higher volume environment, which generally generate lower operating margins. Their focus is to find as much freight from big shippers as possible so as to leverage those large volumes through negotiating lower buy-rates with the asset based carriers in compensation for the higher committed volumes. Those of us who "cut our teeth" in the SME market, actually have the SME mindset "baked in" to how we operate and how we benefit from developing synergies, both economically, operationally and from an account management and sales perspective, in how we simultaneously service both the SME and the "A" accounts.

6.     Several of your competitors are undergoing IT implementations to improve internal efficiency. Does the management view this as significant inflection point in the competitive landscape, or just the normal course of evolution for the industry? How are you preparing to respond to a more agile and lean competition?

We’d think the latter, a normal course of evolution in the industry. We have always been proud of our competitive agility and leanness, and in fact have looked on those characteristics and qualities as key differentiators over the years. We think our comparative financial results highlight, and our compensation system reinforces that competitive leanness and agility.

We’ll respond the same way we have always responded, with our people and our systems and our commitment to efficiency and excellence in creating opportunities for our people and meeting and exceeding the needs of our customers.

7.    One of the benefits some of your competitors highlight about the IT implementation is the ability to address the SME customers? Has technology difference with competition been the differentiator in addressing SME segment successfully? What are the other factors that explain your success in the segment? How are you increasing your competitive gap in the SME segment in the light of new competitors?

As we’ve attempted to explain in our previous response, system enhancements alone do not create an effective and achievable SME focus. That is somewhat akin to saying the side with the best gun will always win the war. While definitely having the best guns is a strong "enabling factor," in and of itself, a gun (or a technology system) is not a strategy. We've witnessed too many examples of this throughout history, where superior weaponry and well-trained personnel who were untrained in the tactics of the insurgencies they were up against ultimately did not prevail. In the end they could not overcome a more poorly armed force that had greater experience operating in the particular theater in question and who could unite behind a superior, focused strategy driven by personal will and national interests.

If you refer back to our response to Question 5, and read it in concert with our responses to this question, it’s also very clear that we do not believe the technology alone is the key differentiator. It should also be clear we believe that our culture, focus and appreciation for our employees and customers is what differentiates us.

8.    When are you available for us to meet with you in Seattle? We’d like to meet the management team in person.

We meet with investors who express a desire to visit our corporate offices during the six weeks after earnings releases when we are not in a quiet period. Of course this would have to be scheduled around our meetings with customers, service providers and visiting district operations and employees.

9.    Can you give us an update on whether ocean pricing has continued to firm since your earnings release or has the volatility reappeared?

On some lanes yes, but on many lanes, we’re seeing some softening.

10.    You mentioned air freight would be a big determinant towards how 4Q shapes up. How is it trending since the 3Q earnings release?

Year-over-year volume increases are still very strong, but margin pressures continue as carriers take advantage of a strong volume environment to increase rates. In many instances, airline rate increases are being implemented faster than we can pass on those increases to customers.

11.    Have you determined that increasing volume, even if at a lower profitability level, is the best course of action in the current market?

No, but realistically increasing volumes means new business. The real key is making that decision at which point managing rates and profitability with existing customers is better than trying to get new customers with the same or even lower rates.

12.    How do you intend to pursue more profitable volume - would it be in lanes that are less competitive (where are they and why are they less sought after by your peers?), where EXPD could bring something different to the table (like what?)? Are there lanes right now allow you to boost both volume and margin at the same time or are you finding it has to be one or the other?

More profitable volume is probably best created through good consolidation management, effective carrier negotiations and selection along with strategic and aligned sales efforts. Effectively there are no “freight arbitrage” lanes where companies of our size and scope are sitting around getting fat on freight profits because no one else knows about the opportunities available on those lanes. Competing on every lane is a "metaphorical" knife fight.

13.    You mentioned in your recent Q&A 8K that until excess capacity in freighter markets is absorbed, there will be long term softness in pricing. What level would load factors need to reach in order to suggest tight capacity? IATA Asia Pac data suggests load factors are in the high 50%s and AAPA says they’re in the high 60%s.

We’re not sure we can, nor do we even want to try to project the capacity needed to reach “load factor nirvana.” We’re pretty sure though that off-peak season capacity would need to be much higher than load capacity levels quoted above.

14.    The tax rate was as low in 3Q14 as it’s been since 4Q12. Can we expect that rate to persist? How do you envision the rate changing as your geographical exposure changes with this strategic review?

Our geographic diversity, our policy of providing for a full tax rate to accommodate the repatriation of our overseas earnings, combined with some of the other factors in how we account for our tax liabilities make estimating a tax rate for interim allocations more difficult than it would appear to the uninitiated. To address that, we do an extensive tax calculation every quarter to estimate our tax expense. This quarter’s rate was a little lower, and while the year-to-date third quarter tax rate will obviously have some bearing on how the end of the year turns out, there are factors that could occur that would marginally impact the fourth quarter tax rate.

15.    The 20%-plus growth in Europe/Africa air freight net revenues over the last couple of quarters has been spectacular vs. recent history, and a standout against lagging Asia-Pacific results. Please discuss what’s driving the sharp & profitable share gain in Europe in greater detail. Do you think the implementation of your strategic plan as you enter 2015 has potential to sustain, or even accelerate your success in Europe?

There has been a good deal of work done in developing new business in Europe over the last couple of years that started to bear fruit for us earlier this year. We think our strategic initiatives to align and cultivate some of the same network synergies between Europe and Asia as exist between Asia and the Americas region will continue to help drive European opportunities into our network.

16.    Productivity measures looked very strong in 3Q, with net revenues up 6% Y/Y, roughly 1.5 points above the rise in labor costs, which in turn were just 1 point above the increase in head count. If operating income growth remains positive like it was in 3Q, should we expect to see any compensation costs or accruals return that would cause this expense to grow at or above the rate of net revenues?

Overlooking the ramifications of 'If' can have devastating consequences when relied upon too heavily in attempts to predict future performance, particularly in the absence of a full understanding of potential alternative outcomes. While it is the largest, there are other components of costs that can impact the growth in operating expenses besides compensation.

At this writing, we're not aware of any needing to calculate any extraordinary compensation accruals beyond those we have already made...last year's fourth quarter numbers having been "skewed" by having to accrue Peter Rose's retirement bonus. What the relative difference between fourth quarter 2014 year-over-year net revenue and operating expense growth rate will end up being is still too early to predict (even if we were into making predictions).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.

December 17, 2014	/s/ JEFFREY S. MUSSER
Jeffrey S. Musser, President, Chief Executive Officer and Director

December 17, 2014	/s/ R. JORDAN GATES
R. Jordan Gates, President and Chief Operating Officer